EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              FOURTH QUARTER 1995

 (1) In the fourth quarter of 1995 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $1,000,000 in loans to TransCapacity in the fourth quarter of 1995. On a cumulative basis EUA has invested $7,525,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following areas - Marketing and advertising

(4)  TransCapacity L.P. Financial Statements for the fourth quarter 1995.

                    TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                              December 31, 1995
                                 (Unaudited)
                          (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                       $430
    Organization Costs, net                             16
    Other Assets                                       536
          Total fixed Assets                           982
Current Assets:
    Cash and temporary Cash Investments                130
    Accounts Receivable                                  4
    Notes Receivable                                     0
    Prepayments and Other Assets                        39
          Total Current Assets                         174
TOTAL ASSETS                                        $1,156

                              LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($3,366)
    Partnership Equity - NCRSCo                       (367)
    Partnership Equity - TransCapacity SC             (539)
          Total Common Equity                       (4,272)
Long Term Liabilities:
    Long term portion of capital lease liability         6
    Notes Payable to EUA Energy                      4,675
          Total Long Term Liabilities                4,681
          Total Capitalization                         409
Current Liabilities:
    Accounts Payable                                    87
    Current portion of capital lease liability           6
    Notes Payable                                       55
    Accrued Expenses                                   599
          Total Current Liabilities                    747
TOTAL LIABILITIES AND EQUITY                        $1,156


                    TRANSCAPACITY LIMITED PARTNERSHIP
                          CONDENSED INCOME STATEMENT
               For the Quarter Ended and YTD December 31, 1995
                                 (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED       YTD


Operating Income                              $0        $4

Operating Expenses:
    Research and Development Expenses        121       442
    General and Administrative Expenses      814     2,543
    Depreciation & Amortization              136       304
          Total Operating Expenses         1,071     3,289
Operating Income                          (1,071)   (3,285)
Other Income and Deductions                  (32)      (94)
    Income Before Interest Charges        (1,103)   (3,379)
Interest Charges                             152       433
    Income After Interest Charges         (1,255)   (3,812)
Pre-tax Net Income                       ($1,255)  ($3,812)


                    TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                  YTD for the Month Ended  December 31, 1995
                                 (Unaudited)
                          (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                             ($3,812)
    Depreciation & Amortization                        304
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (4)
        Accounts & Notes Payable                        40
        Accrued Expenses                               478
        Other (Net)                                     83
          Net Operating Activities                  (2,911)
Financing Activities:
    Equity Contributions                                 0
    Long Term Debt                                   3,425
    Other (Net)                                        (12)
          Net Financing Activities                   3,413
Investing Activities:
    Payments for Affiliate Expenses                   (100)
    Capital Expenditures                              (380)
          Net Investing Activities                    (480)
Cash Provided (Used)                                   $22


                      EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                             FOURTH QUARTER 1995

(5) Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1995. NONE

     Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1995 for customers located in New England. NONE


(6) Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1995. TWENTY

     Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1995 located in New England. TWO